Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TENNECO INC.

(Exact name of registrant as specified in its charter)

Delaware	76-0515284
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

500 North Field Drive
Lake Forest, Illinois 60045 (847) 482-5000
(Address of principal executive offices, including zip code)

Restricted Stock Unit Inducement Grant Award Agreement between Tenneco Inc. and Kevin W. Baird (2-Year Vesting);

Restricted Stock Unit Inducement Grant Award Agreement between Tenneco Inc. and Kevin W. Baird (3-Year Vesting); and

Restricted Stock Unit Inducement Grant Award Agreement between Tenneco Inc. and Matti Masanovich

(Full title of plans)

Brandon B. Smith

Senior Vice President, General Counsel

and Corporate Secretary

500 North Field Drive

Lake Forest, Illinois 60045

(847) 482-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:

Jodi A. Simala

Mayer Brown LLP

71 South Wacker Drive

Chicago, Illinois 60606

(312) 782-0600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Class A Voting Common Stock, par value $0.01 per share	133,156 (3)	$7.95	$1,058,590.20	$115.49
Class A Voting Common Stock, par value $0.01 per share	106,524 (4)	$7.95	$846,865.80	$92.39
Class A Voting Common Stock, par value $0.01 per share	146,472 (5)	$7.95	$1,164,452.40	$127.04
Total	386,152			$334.92

(1)

This registration statement (this “Registration Statement”) shall, in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), be deemed to cover such additional shares as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Pursuant to Rule 457(h) promulgated under the Securities Act of 1933, based upon the average of the high and low prices of the registrant’s Class A Voting Common Stock par value $0.01 per share (the “Class A Voting Common Stock”) on the New York Stock Exchange on November 2, 2020.

(3)

This Registration Statement covers 133,156 shares of the Class A Voting Common Stock available for issuance under a Restricted Stock Unit Inducement Grant Award Agreement (2-Year Vesting), effective as of August 3, 2020, by and between the registrant and Kevin W. Baird. The restricted stock units were issued outside of the registrant’s stockholder-approved plan pursuant to a previously-announced employment agreement between the registrant and Mr. Baird as an inducement award under Section 303A.08 of the New York Stock Exchange Listed Company Manual.

(4)

This Registration Statement covers 106,524 shares of the Class A Voting Common Stock available for issuance under a Restricted Stock Unit Inducement Grant Award Agreement (3-Year Vesting), effective as of August 3, 2020, by and between the registrant and Kevin W. Baird. The restricted stock units were issued outside of the registrant’s stockholder-approved plan pursuant to a previously-announced employment agreement between the registrant and Mr. Baird as an inducement award under Section 303A.08 of the New York Stock Exchange Listed Company Manual.

(5)

This Registration Statement covers 146,472 shares of the Class A Voting Common Stock available for issuance under a Restricted Stock Unit Inducement Grant Award Agreement, effective as of August 10, 2020, by and between the registrant and Matti Masanovich. The restricted stock units were issued outside of the registrant’s stockholder-approved plan pursuant to a previously-announced employment agreement between the registrant and Mr. Masanovich as an inducement award under Section 303A.08 of the New York Stock Exchange Listed Company Manual.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

This Registration Statement pertains to 386,152 shares of Class A Voting Common Stock. Documents containing the information specified in Part I of Form S-8 will be sent or given to eligible participants as specified by Rule 428(b)(1) of the Securities Act. Such documents are not required to be and are not filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The documents listed below are incorporated by reference in this Registration Statement:

(a)	Tenneco’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

(b)	Tenneco’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020.

(c)

Tenneco’s Current Reports on Form 8-K (other than portions thereof furnished under Item 2.02 or 7.01 of Form 8-K,  including any exhibits included with such items) dated January  10, 2020, February  6, 2020, February  19, 2020, February  28, 2020, March  10, 2020, March  19, 2020, March  20, 2020, April  2, 2020, April  3, 2020, April  16, 2020, May 6,  2020, May  8, 2020, May  13, 2020, June  12, 2020, June  30, 2020, July  10, 2020, September  21, 2020 and November 5, 2020.

(d)

The description of Tenneco’s Class A Voting Common Stock, contained in Tenneco’s Registration Statement on Form 10 (File No. 1-12387) originally filed with the Securities and Exchange Commission (the “Commission”) on October 30, 1996, as amended by Tenneco’s post-effective amendment to the Registration Statement on Form 10 filed with the Commission on October  1, 2018, including, as updated by Exhibit 4.1 of Tenneco’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, including any other amendments or reports filed for the purpose of updating the description included therein.

In addition, all documents subsequently filed by Tenneco with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing by Tenneco of a post-effective amendment which indicates that all securities offered hereby have been sold, or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. In no event, however, will any information that Tenneco discloses under Item 2.02 or 7.01 of any Current Report on Form 8-K that Tenneco may from time to time furnish to the Commission be incorporated by reference into, or otherwise become a part of, this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.	Indemnification of Directors and Officers.

The restated certificate of incorporation of Tenneco provides that a director of Tenneco will not be liable to Tenneco or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that an exemption from liability or limitation of liability is not permitted under the Delaware General Corporation Law (“DGCL”). Based on the DGCL as presently in effect, a director of Tenneco will not be personally liable to Tenneco or its stockholders for monetary damages for breach of fiduciary duty as a director, except: (1) for any breach of the director’s duty of loyalty to Tenneco or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the DGCL; which concerns unlawful payments of dividends, stock purchases or redemptions; or (4) for any transactions from which the director derived an improper personal benefit.

While these provisions give directors protection from awards for monetary damages for breaches of their duty of care, they do not eliminate the duty. Accordingly, Tenneco’s certificate of incorporation will have no effect on the availability of equitable remedies such as injunction or rescission based on a director’s breach of his or her duty of care. The provisions of Tenneco’s certificate of incorporation described above apply to an officer of Tenneco only if he or she is a director of Tenneco and is acting in his or her capacity as director. They do not apply to officers of Tenneco who are not directors.

Tenneco’s by-laws include the following provisions:

“Article IV, Section 14.

(1) The corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnitee”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, including appeals (a “proceeding”), by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the corporation or, while a director or officer of the corporation is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnitee. Notwithstanding the preceding sentence, except as otherwise provided in paragraph (3) of this Section 14, the corporation shall be required to indemnify an Indemnitee in connection with a proceeding (or part thereof) commenced by such Indemnitee only if the commencement of such proceeding (or part thereof) by the Indemnitee was authorized by the Board.

(2) The corporation shall pay the expenses (including attorneys’ fees) incurred by an Indemnitee in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Indemnitee to repay all amounts advanced if it should be ultimately determined that the Indemnitee is not entitled to be indemnified under this Section 14 or otherwise.

(3) If a claim for indemnification under this Section 14 (following the final disposition of such action, suit or proceeding) or if a claim for any advancement of expenses under this Section 14 is not paid in full within thirty days after a written claim therefor by the Indemnitee has been received by the corporation, the Indemnitee may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the corporation shall have the burden of proving that the Indemnitee is not entitled to the requested indemnification or advancement of expenses under applicable law.

(4) The rights conferred on any Indemnitee by this Section 14 shall not be exclusive of any other rights which such Indemnitee may have or hereafter acquire under any statute, provision of the Restated Certificate of Incorporation, these By-Laws, agreement, vote of stockholders or disinterested directors or otherwise.

(5) The corporation’s obligation, if any, to indemnify or to advance expenses to any Indemnitee who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by an amount such Indemnitee may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or nonprofit enterprise.

(6) Any right to indemnification or to advancement of expenses of any Indemnitee arising hereunder shall not be eliminated or impaired by an amendment to or repeal of these By-Laws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought.

(7) This Section 14 shall not limit the right of the corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Indemnitees when and as authorized by appropriate corporate action.”

In addition, historically Tenneco’s directors entered into separate contractual indemnity arrangements with Tenneco, but no current director is a party to such arrangement. This arrangement provides for indemnification and the advancement of expenses to the former directors in certain circumstances and is subject to limitations substantially similar to those described above, and such rights continue in effect for 10 years following termination of service as a director.

Tenneco has purchased insurance which purports to insure Tenneco against some of the costs of indemnification which may be incurred under the by-law section discussed above. The insurance also purports to insure the officers and directors of Tenneco and its subsidiaries against some liabilities incurred by them in the discharge of their duties as officers and directors, except for liabilities resulting from their own malfeasance.

Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors, officers, employees and agents of the corporation under certain circumstances and subject to certain limitations.

Item 8.	Exhibits.

EXHIBIT INDEX

4.1	Amended and Restated Certificate of Incorporation of Tenneco Inc. dated October 1, 2018 (incorporated by reference to Exhibit 3.1 of Tenneco’s Current Report on Form 8-K dated October 1, 2018).

4.2	By-laws of Tenneco Inc., as amended October 1, 2018 (incorporated by reference to Exhibit 3.2 of Tenneco’s Current Report on Form 8-K dated October 1, 2018).

5.1	Opinion of Mayer Brown LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Mayer Brown LLP (included in Exhibit 5.1).

24.1	Power of Attorney.

99.1	Restricted Stock Unit Inducement Grant Award Agreement, effective as of August 3, 2020, by and between Tenneco Inc. and Kevin W. Baird (2-year vesting) (incorporated by reference to Exhibit 10.2 of Tenneco’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020).

99.2	Restricted Stock Unit Inducement Grant Award Agreement, effective as of August 3, 2020, by and between Tenneco Inc. and Kevin W. Baird (3-year vesting) (incorporated by reference to Exhibit 10.3 of Tenneco’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020).

99.3	Restricted Stock Unit Inducement Grant Award Agreement, effective as of August 10, 2020, by and between Tenneco Inc. and Matti Masanovich (incorporated by reference to Exhibit 10.5 of Tenneco’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020).

Item 9.	Undertakings.

The registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions in this Item 9 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Tenneco Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tecumseh, Province of Ontario, Canada on the 6th day of November, 2020.

TENNECO INC.

By:	/s/ Matti Masanovich
Name:	Matti Masanovich
Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 6th day of November, 2020.

Signature	Title

* Brian J. Kesseler	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Matti Masanovich Matti Masanovich	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ John S. Patouhas John S. Patouhas	Vice President and Chief Accounting Officer (Principal Accounting Officer)

* Dennis J. Letham	Chairman and Director

* Roy V. Armes	Director

* Thomas C. Freyman	Director

* Denise Gray	Director

* James S. Metcalf	Director

* Aleksandra A. Miziolek	Director

* Charles K. Stevens, III	Director

John Stroup	Director

* Jane L. Warner	Director

By:	/s/ Matti Masanovich
Matti Masanovich Attorney-in-Fact